EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 18, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998 Annual Report to Shareholders of Bailard, Biehl & Kaiser Diversa Fund, portions of which are incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
November 25, 1998